EXHIBIT 3.1
Amendment to Amended and Restated Bylaws
Section 7. 1. Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or may be uncertificated, in each case, as designated by the Board of Directors from time to time. The Board of Directors may adopt procedures for the registration of transfers of uncertificated securities in lieu of any procedures set forth in these bylaws for certificated shares. Certificates for the shares of stock, if any, of the Corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. All certificates for shares of stock, if any, shall be signed by or in the name of the Corporation by the Chairman of the Board of Directors, if elected, or the President or vice-president and by the Treasurer or an assistant treasurer or the Secretary or an assistant secretary, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.